Exhibit 99.3

CONSENT OF EVERCORE GROUP L.L.C.

October 10, 2018

The Special Committee of the Board of Directors of

Enbridge Energy Management, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

Members of the Special Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated September 17, 2018, to the Special Committee of the Board of Directors of Enbridge Energy Management, L.L.C. as Annex B to the proxy statement/prospectus of Enbridge Energy Partners, L.P. (“EEP”) included as Annex D to the proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of Enbridge Inc., a Canadian corporation (“Enbridge”), filed on October 10, 2018 (the “Registration Statement”) relating to the proposed merger of an indirect wholly owned subsidiary of Enbridge with and into Enbridge Energy Management, L.L.C., a Delaware limited liability company, and (ii) all references to Evercore Group L.L.C. (a) in the sections captioned “Summary—Reasons for the Recommendation of the Special Committee”, “Summary—Opinion of Evercore—Financial Advisor to the Special Committee”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “The Merger—Reasons for the Recommendation of the Special Committee”, “The Merger— Opinion of Evercore—Financial Advisor to the Special Committee”, and “The Merger—Unaudited Financial Projections of Enbridge and EEP” of the proxy statement/prospectus of EEP, which is included as Annex D to the proxy statement/prospectus which forms a part of the Registration Statement and (b) in the section captioned “The Merger—Background of the Merger” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director